Exhibit 99.1

News Release

Rockwell Collins third quarter 2012 earnings per share increases 13% to $1.14

CEDAR RAPIDS, Iowa (July 24, 2012) - Rockwell Collins, Inc. (NYSE: COL) today reported third quarter fiscal year 2012 income from continuing operations of $166 million, an increase of 6%, compared to $157 million in the same period last year. Earnings per share for the quarter were $1.14, an increase of $0.13, or 13%, from earnings per share of $1.01 in the third quarter of 2011. Earnings per share growth was twice the rate of net income growth due to the favorable effect of the company's share repurchase program. Income and earnings per share from continuing operations include a benefit from the lower income tax rate of $7 million, or 5 cents per share, which partially offset the adverse impact of $8 million, or 6 cents per share resulting from the recent bankruptcy and production delays at Hawker Beechcraft.

The company reported total sales of $1.21 billion for the third quarter of 2012, an increase of 1%, while sales reported for the same period last year were $1.19 billion. Total segment operating earnings increased to $253 million compared to $248 million last year, and total segment operating margins increased to 21.0% of sales, up from 20.8% in the third quarter of 2011.

Cash provided by operating activities for the first nine months of 2012 and 2011 totaled $192 million and $246 million, respectively. The $54 million reduction in cash from operations was primarily driven by higher payments for employee incentive compensation and higher income tax payments, partially offset by higher receipts for customer advances.

“In the current challenging market conditions, our balanced business model and capital deployment strategies are providing the stability and shareowner focus that you would expect from Rockwell Collins,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “For the first time in five quarters, Government Systems sales increased to complement moderating revenue in Commercial Systems due to difficult comparables and the impacts from a recent bankruptcy filing by one of our customers. However, despite this modest sales increase, earnings per share increased by double digits due to the increased level of share repurchases that has reduced share count by 7% this year. In addition, we increased our dividend this quarter by 25% to further enhance the return of value to our shareowners.”

Jones went on to state, “The slowdown in the global economic recovery and bankruptcy of Hawker Beechcraft continues to impact our initial projections of the business aviation growth. As a result, we have revised our 2012 sales, EPS and cash flow guidance. However, these near-term conditions have not diminished our confidence in longer term commercial growth as we look forward to several new product introductions in the years ahead.”

Following is a discussion of fiscal year 2012 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2012 third quarter sales of $526 million, an increase of $4 million, or 1%, compared to sales of $522 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $10 million, or 4%, to $295 million driven by increased sales to Airbus and Boeing resulting from higher production rates for the 787, 737 and A320 aircraft, partially offset by lower deliveries to Hawker Beechcraft as a result of a temporary production shutdown. Aftermarket sales decreased $1 million to $208 million driven by lower sales of spares.

Commercial Systems third quarter operating earnings decreased $2 million, or 2%, to $105 million, resulting in an operating margin of 20.0%, compared to operating earnings of $107 million, and an operating margin of 20.5%, for the same period a year ago. The decrease in operating earnings and margin was primarily due to increased bad debt expense related to the Hawker Beechcraft bankruptcy.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Sales in the third quarter of 2012 were $679 million, an increase of $11 million, or 2%, compared to the $668 million reported for the same period last year.

Avionics sales increased $40 million, or 11%, from the third quarter of 2011 due to higher sales for Saudi F-15 fighters and the KC-46, KC-10 and KC-390 tanker programs. Communication product sales improved $14 million, or 9%, due to higher sales of networked communication and data link products. Surface solutions sales decreased $32 million, or 39%, resulting from the impact of two programs terminated for convenience in 2011, lower sales on the Joint Precision Approach and Landing System program as it transitions from development to production and reductions in deliveries of optical products for surface based programs. Sales of Navigation products declined by $11 million, or 16%, driven primarily by fewer deliveries of Defense Advanced GPS Receiver products.

Government Systems third quarter operating earnings of $148 million resulted in an operating margin of 21.8%, compared to operating earnings of $141 million, and an operating margin of 21.1%, for the same period last year. The increase in operating earnings and margin was primarily due to lower discretionary spending partially offset by the absence of a favorable warranty adjustment made last year.

Corporate and Financial Highlights

General corporate expenses not allocated to the company's business segments were flat at $10 million and include a $6 million restructuring charge, which was mostly offset by a gain on sale of a facility in Irvine, California. The company's effective income tax rate was 27.8% for the third quarter of 2012 compared to a rate of 30.8% for the same period last year. The lower tax rate was primarily due to a favorable adjustment to certain tax reserves partially offset by the unfavorable impact due to differences in the availability of the Federal R&D Tax Credit.

During the third quarter of 2012, the company repurchased 3.8 million shares of common stock at a total cost of $204 million. Additionally, the Board of Directors increased the share repurchase authorization by $500 million. The company increased the dividend on its common stock by 25%, resulting in a payment of $43 million, or 30 cents per share.

Discontinued Operations

During the fourth quarter of 2011, the company sold the Rollmet product line. The divestiture has been accounted for as a discontinued operation for all periods presented.

Fiscal Year 2012 Outlook

Revenue, earnings per share and operating cash flow guidance for fiscal year 2012 are being revised as a result of a temporary shutdown in aircraft production and bankruptcy filing at Hawker Beechcraft during the quarter as well as softening of the business aviation aftermarket. Operating cash flow guidance is also impacted by higher income tax payments resulting from changes in future expected pension contributions.

The following table is a complete summary of the company's updated fiscal year 2012 financial guidance:

•	Total sales	About $4.80 Bil. (From About $4.85 Bil.)
•	Total segment operating margins	About 21.5% (From 20.5% to 21.5%)
•	Earnings per share from continuing operations	$4.40 to $4.50 (From $4.40 to $4.60)
•	Cash flow from operations	About $600 Mil. (From $625 Mil. to $725 Mil.)
•	Research & development costs	About $850 Mil. (From About $900 Mil.)
•	Capital expenditures	About $150 Mil.

Business Highlights

Rockwell Collins establishing joint venture with AVIC LETRI in China
Rockwell Collins and China Leihua Electronic Technology Research Institute (LETRI) a subsidiary of Aviation Industry Corporation of China (AVIC), are establishing AVIC Leihua Rockwell Collins Avionics Company. This joint venture will focus on bringing the latest surveillance products to the Commercial Aircraft Corporation of China Ltd. C919 aircraft.

Rockwell Collins awarded Australian Defence Force Land 17 program
Rockwell Collins was selected as the prime contractor for the Australian Defence Force Land 17 Digital Terminal Control Systems program. The company will be delivering a total of 152 systems valued at $68 million.

Data Link Solutions awarded contracts for MIDS Joint Tactical Radio Systems and Link-16 terminals
Data Link Solutions (DLS), a joint venture between Rockwell Collins and BAE Systems, was awarded three contracts this quarter:

•
A $25.8 million contract by the Space and Naval Warfare System Command for the first full production and fielding of the Multifunctional Information Distribution System Joint Tactical Radio System Terminals (MIDS JTRS).

•	A $13.5 million task order to provide MIDS JTRS for large ship and ground based applications for the U. S. Navy.

•	A $5.4 million contract for Multifunctional Information Distribution System - Low Volume Terminals for the Taiwan ground Link-16 Program.

Rockwell Collins AN/ARC-210 Gen5 became the first software-defined radio certified to run SRW
U.S. warfighters can now fully network ground troops with aircraft after Rockwell Collins AN/ARC-210 Gen 5 radio incorporated the Soldier Radio Waveform (SRW). The networked airborne v/UHF, software-defined, tactical radio is the first to be able to run SRW in both electronic warfare and combat communications modes at all four established data rates required by the Joint Tactical Radio Systems Joint Program Executive Office.

FAA selected Rockwell Collins Head-up Guidance Systems to support NextGen efforts
The Federal Aviation Administration (FAA) selected Rockwell Collins Head-up Guidance System with synthetic and enhanced vision to support its Next Gen research efforts. The technology, which is being installed on the Boeing 737 flight simulator in the FAA’s Flight Operations Simulation Laboratory in Oklahoma City, will be used to study how operators can safely achieve benefits such as lower landing minima by using head-up displays with synthetic and enhanced vision during different phases of flight in low visibility conditions. The technology will also support the approvals and development of the guidance material necessary to implement those new operations.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 24, 2012. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through September 25, 2012.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; the impact of sequestration and other provisions of the Budget Control Act of 2011 that are set to be implemented in January of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

For the three and nine months ended June 30, 2011, results for the company's Rollmet business are reported as discontinued operations. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2012	2011	2012	2011
Sales
Government Systems	$679	$668	$1,890	$2,034
Commercial Systems	526	522	1,570	1,476
Total sales	$1,205	$1,190	$3,460	$3,510

Segment operating earnings
Government Systems	$148	$141	$393	$422
Commercial Systems	105	107	318	280
Total segment operating earnings	253	248	711	702

Interest expense	(7)	(5)	(20)	(14)
Stock-based compensation	(6)	(6)	(19)	(18)
General corporate, net	(10)	(10)	(35)	(34)
Income from continuing operations before income taxes	230	227	637	636
Income tax expense	(64)	(70)	(180)	(179)

Income from continuing operations	166	157	457	457
Income from discontinued operations, net of taxes	—	1	—	2
Net income	$166	$158	$457	$459

Diluted earnings per share:
Continuing operations	$1.14	$1.01	$3.09	$2.92
Discontinued operations	—	—	—	0.01
Diluted earnings per share	$1.14	$1.01	$3.09	$2.93

Weighted average diluted shares outstanding	145.0	155.9	147.9	156.6

The following tables summarize sales by product category and by type of product or service for the three and nine months ended June 30, 2012 and 2011 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2012	2011	2012	2011
Government Systems sales by product category:
Avionics	$393	$353	$1,082	$1,020
Communication products	178	164	476	510
Surface solutions	50	82	168	280
Navigation products	58	69	164	224
Total Government Systems sales	$679	$668	$1,890	$2,034

Commercial Systems sales by product category:
Air transport aviation electronics:
Original equipment	$150	$126	$415	$373
Aftermarket	109	109	351	319
Wide-body in-flight entertainment products and services	23	28	72	84
Total air transport aviation electronics	282	263	838	776

Business and regional aviation electronics:
Original equipment	145	159	434	415
Aftermarket	99	100	298	285
Total business and regional aviation electronics	244	259	732	700
Total Commercial Systems sales	$526	$522	$1,570	$1,476

Commercial Systems sales by type of product or service:
Total original equipment	$295	$285	$849	$788
Total aftermarket	208	209	649	604
Wide-body in-flight entertainment products and services	23	28	72	84
Total Commercial Systems sales	$526	$522	$1,570	$1,476

The following table summarizes total Research & Development expenses by segment and funding type for the three and nine months ended June 30, 2012 and 2011 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2012	2011	2012	2011
Research and Development Expense:
Customer-funded:
Government Systems	$102	$110	$322	$336
Commercial Systems	20	27	61	70
Total Customer-funded	122	137	383	406

Company-funded:
Government Systems	20	33	63	82
Commercial Systems	59	57	178	175
Total Company-funded	79	90	241	257
Total Research and Development Expense	$201	$227	$624	$663

Percent of Total Sales	16.7%	19.1%	18.0%	18.9%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$265	$530
Receivables, net	967	969
Inventories, net	1,353	1,195
Current deferred income taxes	68	106
Other current assets	100	89
Total current assets	2,753	2,889

Property	750	754
Goodwill	775	780
Intangible assets	293	308
Long-term deferred income taxes	355	448
Other assets	222	210
Total assets	$5,148	$5,389

Liabilities and equity
Short-term debt	$201	$—
Accounts payable	400	485
Compensation and benefits	229	324
Advance payments from customers	274	269
Accrued customer incentives	155	128
Product warranty costs	125	148
Other current liabilities	101	141
Total current liabilities	1,485	1,495

Long-term debt, net	778	528
Retirement benefits	1,461	1,633
Other liabilities	146	205
Equity	1,278	1,528
Total liabilities and equity	$5,148	$5,389

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2012	2011
Operating Activities:
Net income	$457	$459
Adjustments to arrive at cash provided by operating activities:
Depreciation	82	78
Amortization of intangible assets	29	28
Stock-based compensation expense	19	18
Compensation and benefits paid in common stock	53	53
Excess tax benefit from stock-based compensation	(7)	(7)
Deferred income taxes	119	68
Pension plan contributions	(120)	(110)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	3	(12)
Inventories	(200)	(245)
Accounts payable	(71)	5
Compensation and benefits	(92)	10
Advance payments from customers	12	(47)
Accrued customer incentives	27	(5)
Product warranty costs	(21)	(28)
Income taxes	(85)	30
Other assets and liabilities	(13)	(49)
Cash Provided by Operating Activities	192	246

Investing Activities:
Property additions	(102)	(104)
Proceeds from disposition of property	17	—
Acquisition of businesses, net of cash acquired	—	(17)
Cash provided to customer	—	(237)
Collection of cash provided to customer	—	237
Proceeds from sale of short-term investments	—	18
Acquisition of intangible assets	(2)	(3)
Other investing activities	(4)	3
Cash Used for Investing Activities	(91)	(103)

Financing Activities:
Purchases of treasury stock	(710)	(277)
Cash dividends	(114)	(112)
Increase in short-term commercial paper borrowings, net	201	70
Decrease in short-term borrowings	—	(24)
Increase in long-term borrowings	247	—
Proceeds from the exercise of stock options	17	19
Excess tax benefit from stock-based compensation	7	7
Cash Used for Financing Activities	(352)	(317)

Effect of exchange rate changes on cash and cash equivalents	(14)	7

Net Change in Cash and Cash Equivalents	(265)	(167)
Cash and Cash Equivalents at Beginning of Period	530	435
Cash and Cash Equivalents at End of Period	$265	$268